Verano Announces Third Quarter 2025 Financial Results
CHICAGO, October 29, 2025 (GLOBE NEWSWIRE) – Verano Holdings Corp. (Cboe CA: VRNO) (OTCQX: VRNOF) (“Verano” or the “Company”), a leading multi-state cannabis company, today announced its financial results for the third quarter ended September 30, 2025, which were prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).
Third Quarter 2025 Financial Highlights

	For the Three Months Ended,
($ in thousands)	September 30, 2025	June 30, 2025	September 30, 2024
Revenues, net of Discounts	202,810	202,272	216,683
Gross Profit	95,237	112,984	109,097
Income from Operations	9,277	26,211	16,770
Net Loss Attributable to Verano Holdings Corp. & Subsidiaries	(43,832)	(19,150)	(42,567)
Adjusted EBITDA[1]	53,109	66,153	64,458
Third Quarter 2025 Financial Highlights
•Revenues, net of discounts of $203 million.
•Gross profit of $95 million or 47% of revenue.
•SG&A expenses of $81 million or 40% of revenue.
•Net Loss of $(44) million or (22)% of revenue.
•Adjusted EBITDA1 of $53 million or 26% of revenue.
•Net cash provided by operating activities of $26 million.
•Capital expenditures of $8 million.
Management Commentary
“This quarter reflects our hard work positioning Verano ahead of long-term growth opportunities by investing in infrastructure, generating efficiencies, improving wholesale and brand performance, and strengthening our capital structure and financial foundation for the future,” said George Archos, Verano founder, Chairman and Chief Executive Officer.
“With more exciting new product innovation planned for the busy retail holiday season, together with our valued partners and talented teams across the country, we look forward to closing the year on a high note and hitting the ground running in what we hope will be a transformative year for Verano and the industry in 2026.”

Third Quarter 2025 Financial Overview
Revenues, net of discounts, for the third quarter 2025 were $203 million, down from $217 million for the third quarter of 2024, and up from $202 million for the second quarter of 2025. The decrease in revenue for the third quarter 2025 compared to the third quarter 2024 was driven primarily by ongoing price compression and competition.
Gross profit for the third quarter 2025 was $95 million or 47% of revenue, down from $109 million or 50% of revenue for the third quarter 2024, and down from $113 million or 56% of revenue for the second quarter 2025. The decrease in gross profit for the third quarter 2025 compared to the third quarter 2024 was due to overall top line revenue declines, increased promotional activity, and an increase in the costs of goods sold due to short-term operational enhancements.
SG&A expenses for the third quarter 2025 were $81 million or 40% of revenue, down from $92 million or 43% of revenue for the third quarter 2024, and down from $86 million or 43% of revenue for the second quarter 2025. The decrease in SG&A expenses for the third quarter 2025 compared to the third quarter 2024 was driven primarily by a decrease in depreciation and amortization and efficiencies generated across the business.
Net loss for the third quarter 2025 was $(44) million or (22)% of revenue, versus $(43) million or (20)% of revenue in the third quarter 2024. The increase in net loss for the third quarter 2025 compared to the third quarter 2024 was primarily driven by an impairment charge of $5 million and legal loss contingencies of $10 million, offset by a lower provision for income taxes compared to the prior year period.
Adjusted EBITDA1 for the third quarter 2025 was $53 million or 26% of revenue.
Net cash provided by operating activities for the third quarter 2025 was $26 million, down from $30 million for the third quarter 2024, which was primarily attributable to an increase in income tax payments made during the third quarter 2025 compared to the prior year period.
Capital expenditures for the third quarter 2025 were $8 million, down from $57 million for the third quarter 2024, and down from $10 million in the second quarter 2025.
Third Quarter 2025 Operational Highlights
•Proposed redomiciling of the Company from British Columbia, Canada to the State of Nevada.
•Expanded the Company's retail footprint by opening MÜV™ Crystal River, the Company's 82nd dispensary in Florida.
•Secured a revolving credit facility of US $75,000,000, from which the Company drew US $50,000,000 to retire US $50,000,000 of higher interest rate debt from its existing senior secured credit facility without incurring any prepayment penalty, with the remaining US $25,000,000 available to draw for strategic initiatives.
Subsequent Operational Highlights
•Raised Ohio retail footprint to six locations with the opening of Zen Leaf Antwerp.
•Expanded vape product portfolio with exclusive, first-to-market launch of HYPHEN all-in-one pod system.
•On October 27th, 2025, the Company's shareholders approved the redomiciling of the Company to Nevada, and its Board of Directors subsequently approved completing the redomicile.
◦Due to an employee strike at the British Columbia Registrar of Companies, the Company is unable to provide a definitive date on when the completion will occur, but will plan to finalize the redomicile as expediently as possible.
•Current operations span 13 states, comprised of 158 dispensaries and 15 production facilities with more than 1.1 million square feet of cultivation capacity.

Balance Sheet and Liquidity
As of September 30, 2025, the Company’s current assets were $385 million, including cash and cash equivalents of $83 million. The Company had working capital of $242 million and total debt, net of issuance costs, of $401 million.
The Company’s total Class A subordinate voting shares outstanding was 361,815,879 as of September 30, 2025.

Conference Call and Webcast
A conference call and webcast with analysts and investors is scheduled for October 29, 2025 at 8:30 a.m. ET / 7:30 a.m. CT to discuss the results.
•Investors and participants can register in advance for the call by visiting: https://register-conf.media-server.com/register/BI0122898845f54044bfa55206a0105ded
•After registering, instructions will be shared on how to join the call for those who wish to dial in.
•On October 29, the live webcast can be accessed via the following link: https://edge.media-server.com/mmc/p/q42h988w
•The live and archived webcast will be available on the Events and Presentations page of the Company’s investor relations website at investors.verano.com.
_________________________
1Adjusted EBITDA and Adjusted EBITDA as a percentage of revenue (“Adjusted EBITDA Margin”) are non-U.S. GAAP financial measures. Each is derived from EBITDA, another non-U.S. GAAP financial measure, and is defined in this news release in the section below titled “Non-U.S. GAAP Financial Measures.” The most directly comparable U.S. GAAP financial measure to Adjusted EBITDA is net income (loss) and the most directly comparable measure to Adjusted EBITDA Margin is net income (loss) as a percentage of revenue (“net income (loss) margin”). The reconciliation of (i) Adjusted EBITDA to U.S. GAAP net income (loss) and (ii) Adjusted EBITDA Margin to net income (loss) margin is set forth below in the tables included in this news release.
Non-U.S. GAAP Financial Measures
Verano uses non-U.S. GAAP financial information to evaluate the performance of the Company. The terms “EBITDA,” “Adjusted EBITDA,” and “Adjusted EBITDA Margin” do not have any standardized meaning prescribed within U.S. GAAP and therefore may not be comparable to similar measures presented by other companies. Accordingly, this non-U.S. GAAP financial information is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.
The Company calculates EBITDA as net income (loss) before interest expense, income tax expense, depreciation, amortization, Adjusted EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization and also excludes certain one-time extraordinary items and Adjusted EBITDA Margin as net income (loss) before net interest expense, income tax expense, depreciation and amortization and exclusion of certain one-time extraordinary items as a percentage of revenue. The calculations of the non-U.S. GAAP financial measures used in this news release and the reconciliations to the most comparable U.S. GAAP financial numbers are included in the tables below.
Management believes that this non-U.S. GAAP financial information is useful as a supplement to comparable U.S. GAAP financial information because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non-GAAP information to supplement their U.S. GAAP results. Management reviews these non-U.S. GAAP financial measures on a regular basis and uses them, together with financial measures included in the Company’s financial statements, to evaluate and manage the performance of the Company’s operations. These measures should be evaluated only in conjunction with the comparable U.S. GAAP financial numbers reported by the Company.

About Verano
Verano Holdings Corp. (Cboe CA: VRNO) (OTCQX: VRNOF), one of the U.S. cannabis industry’s leading companies based on historical revenue, geographic scope and brand performance, is a vertically integrated, multi-state operator embracing a mission of saying Yes to plant progress and the bold exploration of cannabis. Verano provides a superior cannabis shopping experience in medical and adult use markets under the Zen Leaf™ and MÜV™ dispensary banners, including Cabbage Club™, an innovative annual membership program offering exclusive benefits for cannabis consumers. Verano produces a comprehensive suite of high-quality, regulated cannabis products sold under its diverse portfolio of trusted consumer brands including Verano™, (the) Essence™, MÜV™, Savvy™, BITS™, Encore™, and Avexia™. Verano’s active operations span 13 U.S. states, comprised of 15 production facilities with over 1.1 million square feet of cultivation capacity. Learn more at Verano.com.
Contacts:
Investors
Verano
Aaron Miles
Chief Investment Officer
Investors@verano.com
Media
Verano
Steve Mazeika
Vice President, Communications
steve.mazeika@verano.com
312-348-4430
Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not representative of historical facts or information or current condition, but instead represent only the Company’s beliefs regarding future events, plans, strategies, or objectives, many of which, by their nature, are inherently uncertain and outside of the Company’s control. Generally, such forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “future”, “scheduled”, “estimates”, “forecasts”, “projects,” “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or may contain statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “will continue”, “will occur” or “will be achieved”. Forward-looking statements involve and are subject to assumptions and known and unknown risks, uncertainties, and other factors which may cause actual events, results, performance, or achievements of the Company to be materially different from future events, results, performance, and achievements expressed or implied by forward-looking statements herein, including, without limitation, the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2024 and any subsequent quarterly reports on Form 10-Q, in each case, filed with the U.S. Securities and Exchange Commission at www.sec.gov. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not undertake to update any forward-looking information or forward-looking statements that are contained or referenced herein, except as may be required in accordance with applicable securities laws. All subsequent written and oral forward-looking information and statements attributable to the Company or persons acting on its behalf is expressly qualified in its entirety by this notice regarding forward-looking information and statements.
Financial Information Tables
The following tables include select financial results and the reconciliations of the non-U.S. GAAP financial measures to the respective most directly comparable U.S. GAAP financial measures for the presented periods.

VERANO HOLDINGS CORP.
Highlights from Unaudited Interim Condensed Consolidated Statements of Operations

	For the Three Months Ended,
($ in thousands)	September 30, 2025	June 30, 2025	September 30, 2024
Revenues, net of Discounts	$202,810	$202,272	$216,683
Cost of Goods Sold, net	107,573	89,288	107,586
Gross Profit	$95,237	$112,984	$109,097
Gross Profit %	47%	56%	50%
Operating Expenses:
Selling, General and Administrative Expenses	80,560	86,345	92,327
Loss on Impairment of Fixed Assets & Held for Sale Assets	5,400	428	—
Total Operating Expenses	85,960	86,773	92,327
Income from Operations	$9,277	$26,211	$16,770
Other Income (Expense)
Loss on Disposal of Property, Plant and Equipment	(620)	(212)	(604)
Gain (Loss) on Debt Extinguishment	(946)	2,947	—
Interest Expense, net	(13,212)	(14,207)	(12,771)
Other Income (Expense), net	(9,890)	1,263	(484)
Total Other Income (Expense), net	(24,668)	(10,209)	(13,859)
Income (Loss) Before Provision for Income Taxes	$(15,391)	$16,002	$2,911
Provision for Income Tax Expense	(28,441)	(35,152)	(45,478)
Net Loss Attributable to Verano Holdings Corp. & Subsidiaries	$(43,832)	$(19,150)	$(42,567)

VERANO HOLDINGS CORP.
Highlights from Condensed Consolidated Balance Sheets

	September 30, 2025	December 31, 2024
($ in thousands)	(Unaudited)
Cash and Cash Equivalents	$82,623	$87,796
Other Current Assets	302,802	269,713
Property, Plant and Equipment, net	499,798	537,964
Intangible Assets, net	683,771	734,005
Goodwill	247,600	246,230
Other Long-Term Assets	108,756	113,248
Total Assets	$1,925,350	$1,988,956

Total Current Liabilities	143,411	197,968
Total Long-Term Liabilities	897,854	840,169
Shareholders' Equity	885,862	952,174
Non-Controlling Interest	(1,777)	(1,355)
Total Liabilities and Shareholders' Equity	$1,925,350	$1,988,956

VERANO HOLDINGS CORP.
Reconciliation of Net Loss to EBITDA (Non-U.S. GAAP) and Adjusted EBITDA (Non-U.S. GAAP, Unaudited)

	For the Three Months Ended,
($ in thousands)	September 30, 2025	June 30, 2025	September 30, 2024
Net Loss Attributable to Verano Holdings Corp. & Subsidiaries	$(43,832)	$(19,150)	$(42,567)
Interest Expense, net	13,212	14,207	12,771
Income Tax Expense	28,441	35,152	45,478
Depreciation and Amortization	31,560	31,488	36,865
EBITDA	$29,381	$61,697	$52,547

COGS Add-backs:
Acquisition, Transaction and Other Non-operating Costs	2,146	1,990	3,280
Employee Stock Compensation	400	250	733

SG&A Add-backs:
Acquisition, Transaction and Other Non-operating Costs	1,003	1,365	2,138
Employee Stock Compensation	2,122	3,089	4,057

Acquisition Adjustments and Other Income & Expense, net	18,057	(2,238)	1,703

Adjusted EBITDA[1]	$53,109	$66,153	$64,458

Net Loss Margin	(22)%	(9)%	(20)%
Adjusted EBITDA Margin[1]	26%	33%	30%